KNIGHT TRANSPORTATION
                         ANNOUNCES NEW MANAGEMENT TITLES


PHOENIX, ARIZONA-December 31, 2003 - Knight Transportation, Inc. (Nasdaq: KNGT) announced the addition of one executive officer and new titles for two senior officers effective January 1, 2004. All current members of senior management remain with the Company on a full-time basis.

Chairman and Chief Executive Officer, Kevin P. Knight, stated: "Knight Transportation has generated industry-leading revenue and earnings growth rates over the past several years. A key part of our growth has been opening new operations centers in strategically selected locations across the nation. With 14 operations centers currently and more planned, the continued execution of our strategy has required several members of our team to take on broader responsibilities. As a company, we wanted to recognize the growth and development of our people, as well as add to our senior management team to prepare for the future. Accordingly, effective January 1, 2004, we are adding one new executive officer and changing two of our officers' titles.

Gary J. Knight has been promoted to Vice Chairman after serving as President since 1993. Gary will continue to be a key participant in strategic decision-making, with a focus on our customer relationships. Gary will continue to develop our sales group as we expand and will work closely with our customers nationwide.

Timothy M. Kohl has been promoted to President from Chief Financial Officer. As President, Tim's primary focus will be on the growth and execution of our business by our operations centers and the proper support of all operations centers by our administrative team. Tim has successfully managed the opening of our last several operations centers, and we believe his strong background in operations, finance, human resources, and safety is particularly well suited to managing this effort. Having served as Chief Financial Officer as well as a manager of our Southeast region, Tim is widely respected by our operations and sales groups and understands the operating metrics needed to drive the financial results we expect.

David A. Jackson has been promoted to Chief Financial Officer. Since joining the Company in 2000, Dave first managed our corporate purchasing function and, more recently, has managed our owner-operator group. Dave earned his degree in global business with a specialization in finance from Arizona State University. We believe Dave brings a strong combination of operations and finance backgrounds to the position, much as Tim Kohl has done for the past few years. We expect Dave to work closely with our senior management team to support our operations centers and also ensure proper financial reporting and controls.

We are pleased to announce these promotions, which we believe will strengthen our management team and position us to continue executing our growth strategy."

Knight Transportation, Inc. is a short to medium haul, dry van truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations


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in Phoenix, AZ; Salt Lake City, UT; Portland,  OR;  Indianapolis,  IN; Katy, TX;
Gulfport, MS; Charlotte, NC; Memphis, TN; Kansas City, KS; Atlanta, GA; and Denver, CO. The Company transports general commodities, including consumer goods, packaged food stuffs, paper products, beverage containers, and imported and exported commodities.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contacts:  Kevin P. Knight, Chairman & CEO, at (602) 269-2000.